Exhibit 99.1
Ovid Therapeutics Reports Business Updates and Third Quarter 2026 Financial Results
•OV329 is advancing in a global, Phase 2 focal epilepsy study expected to read out in H2 2027
•Ovid is enrolling patients in ongoing photosensitivity study intended to demonstrate the anticonvulsant effect of OV329; results expected in early 2027
•OV4071, the first-ever oral KCC2 direct activator, continues to progress in a Phase 1 single- and multiple-ascending dose study; translational ketamine challenge study ready for initiation
•Advancement of a pediatric formulation of OV329 is on track and Company plans to initiate a study in TSC-associated seizures before year-end 2026, representing the first indication in a broad potential DEE franchise
•Cash, cash equivalents and marketable securities were $161.4 million as of September 30, 2026; expected financial runway into 2029
NEW YORK, November 10, 2026 – Ovid Therapeutics Inc. (Nasdaq: OVID), a biopharmaceutical company dedicated to pioneering better, gentler medicines for brain disorders with significant unmet need, today provided business updates including financial results for the third quarter ended September 30, 2026.
“The third quarter was focused on execution toward multiple, near-term clinical milestones across our pipeline,” said Meg Alexander, President and Chief Executive Officer. “We anticipate findings from two high potential programs in early 2027, which may respectively demonstrate the broad potential of KCC2 direct activation and the anticonvulsant profile of OV329, a next-generation GABA-AT inhibitor. In addition to focal epilepsy, we are excited to start characterizing OV329 in specific developmental epileptic encephalopathies for which there is significant need, and the current treatments are limited. We intend to initiate the first DEE study in patients living with TSC before year-end. With strengthened clinical operations and capital to support upcoming milestones, Ovid is well positioned to deliver on our priorities and advance better, gentler medicines.”

PIPELINE AND BUSINESS UPDATES
OV329, a next-generation GABA-AT inhibitor
Ovid is advancing OV329, a next-generation GABA-aminotransferase (GABA-AT) inhibitor, in several proof-of-concept studies designed to establish the drug's clinical potential across multiple adult and pediatric seizure disorders. OV329's mechanism of action was previously validated in multiple seizure disorders. Building upon robust cortical inhibition results that were established in human healthy volunteers, which were comparable with the effect of therapeutic doses of an established reference medicine (vigabatrin), the Company believes OV329 may confer benefit in multiple adult and pediatric indications, including treatment-resistant focal epilepsy (FE), tuberous sclerosis complex (TSC)-associated seizures and infantile spasms (IS) as well as other developmental epileptic encephalopathies (DEEs). OV329 is currently in, or is initiating three proof-of-concept and proof-of-anticonvulsant effect studies:
Adult focal epilepsy
•A Phase 2 global, randomized-placebo controlled study in treatment-resistant FE is actively enrolling: This study is evaluating the efficacy, safety, and tolerability of OV329 at a dose of 7 mg in people living with treatment-resistant FE. This global study is designed with registrational-level rigor to potentially support multiple future seizure indications for OV329 and future labeling. The study is anticipated to be completed in the second half of 2027.
•Photosensitivity study enrolling: Ovid initiated a photo paroxysmal response (PPR) study to evaluate the anticonvulsant effect of OV329 at 7 mg, allowing for testing of additional doses at levels above and below. The study is enrolling, and Ovid anticipates reading out topline data in the first quarter of 2027.
Developmental epileptic encephalopathies
Ovid is developing a distinct pediatric formulation of OV329, appropriate for use in clinical trials for infants and children. This granule formulation can be dosed based upon the patient's weight and mixed into solid foods and liquids, which is preferred by the patient and caregiver communities. This formulation is essential to unlocking what may be a potential franchise of selective DEE indications for OV329, where this mechanism of action has been previously established.
•Proof-of-concept study in TSC-associated seizures on track: A safety and signal-finding study in patients with TSC-associated seizures is on track for initiation in the fourth quarter of 2026 with necessary regulatory clearances in process. The open-label trial is additionally intended to confirm the Company's pharmacology and dosing strategy for younger pediatric patients.
•Safety and signal-finding study in IS planned for 2027: Ovid plans for a safety and signal-finding study of OV329 in patients with IS, which will be initiated following several cohorts of the above-mentioned TSC study.
KCC2 direct activator portfolio
Ovid is the only publicly traded company pioneering direct activators of the potassium-chloride cotransporter2 (KCC2). Existing and emerging pharmacodynamic data suggest that directly activating

KCC2 may convey broad therapeutic activity. Extensive pharmacology studies have been conducted with Ovid's current lead clinical KCC2 direct activator, OV4071, and the prior tool compound, OV350. Collectively, these studies suggest activating KCC2 has broad antipsychotic effects, in addition to demonstrating compelling signals of activity in animal pharmacodynamic models of Rett syndrome, seizures, chronic stress and anxiety models.
OV4071, the first-ever direct activator of KCC2
OV4071, Ovid's oral, clinical stage direct activator, has demonstrated rapid and sustained rescue of positive, negative and cognitive symptoms of psychosis in genetic, stimulant and behavioral animal models of schizophrenia and psychosis. Additionally, Ovid's direct activators have matched, or outperformed therapeutic doses of reference drugs in the majority of animal models tested, including clozapine, risperidone, haloperidol, xenomaline trospium, and pimavanserin, among others. At relevant pharmacodynamic doses, Ovid's direct activators appear to be well-tolerated with no sedation.
The Company believes that activating KCC2 may have broad activity and is advancing both OV4071 and development candidates through its KCC2 discovery engine. The following clinical programs are underway:
•Phase 1 study of OV4071; topline results expected in the first quarter of 2027: Ovid is actively evaluating OV4071 via staggered single and multiple ascending dose cohorts in an ongoing Phase 1 study in healthy volunteers, followed by an elderly healthy volunteer cohort. The Phase 1 study is intended to characterize the safety, tolerability, pharmacokinetics and exploratory electrophysiology to detect a potential proof-of-activity. There have been no serious adverse events in the Phase 1 trial to date after multiple single- and multiple-ascending dose cohorts. Ovid anticipates reading out topline data in the first quarter of 2027.
•Translational ketamine challenge study: Ovid is ready for initiation of a ketamine challenge study of OV4071, which is designed to further characterize potential pharmacodynamic effects and proof-of-mechanism of KCC2 direct activation using a broad battery of electrophysiological biomarkers. Results are expected in the first quarter of 2027. Results from the Phase 1 and this translational ketamine challenge study could provide support for entering later stage proof-of-concept studies to establish potential therapeutic utility in multiple psychosis indications, including our first planned Phase 2 study in acute schizophrenia in 2027.
•KCC2 portfolio expansion; advancing next-generation compounds to support broad central nervous system (CNS) therapeutic potential: Based upon the broad pharmacodynamic activity that has been established with OV4071 and OV350, Ovid is advancing a discovery engine focused on identifying additional novel KCC2 direct activator molecules. The Company is prioritizing molecules that are amenable to oral and injectable administration and moving them into IND-enabling studies. The Company is developing multiple, unique molecules with differentiated therapeutic profiles and formulations for potential conditions including a range of psychoses, behavioral, neurodegenerative and neurodevelopmental disorders.
BUSINESS STRATEGY AND CORPORATE UPDATES
Potential monetization of soticlestat interests: As previously announced, Ovid and Takeda assigned global rights in soticlestat to a new company launched by Perceptive Advisors. Under the agreement, Ovid is eligible to receive up to $294.5 million in potential clinical, regulatory and commercial milestone payments, a portion of which is payable to Ligand Pharmaceuticals, and may also receive low- to mid-single-digit royalties on net sales if soticlestat is commercialized.
Third Quarter 2026 Financial Results
•Cash, cash equivalents and marketable securities as of September 30, 2026 totaled $161.4 million.
•Research and development expenses were $15.7 million for the third quarter ended September 30, 2026, compared to $5.9 million for the same period in 2025. The increase is primarily related to elevated preclinical and clinical study activities supporting the OV329 and OV4071 programs.
•General and administrative expenses were $6.7 million for the third quarter ended September 30, 2026, as compared to $6.8 million for the same period in 2025. The decrease between the periods was comprised of lower accounting and audit, legal, business development and other professional fees, offset by recognition of approximately $0.8 million of severance and talent acquisition costs in the quarter ended September 30, 2026.
•Total operating expenses were $22.4 million for the third quarter ended September 30, 2026, as compared to $12.7 million for the same period in 2025.
•Ovid reported a net loss of $20.8 million, or basic and diluted net loss per share attributable to common stockholders of $0.10, for the three months ended September 30, 2026, as compared to a net loss of $12.2 million, or basic and diluted net loss per share attributable to common stockholders of $0.17, for the same period in 2025.
About Ovid Therapeutics
Ovid Therapeutics Inc. is a New York-based biopharmaceutical company dedicated to pioneering better, gentler medicines for the brain. The Company discovers and develops differentiated, small molecule medicines for neurological and neuropsychiatric disorders with significant unmet need. Ovid is developing: OV329, a next-generation GABA-AT inhibitor, as a potential therapy for treatment-resistant FE and DEEs, including TSC and IS; and OV4071 and others within a library of compounds that directly activate the KCC2 transporter, for multiple CNS disorders. For more information about these and other Ovid research programs, please visit www.ovidrx.com.
Forward-Looking Statements
This press release includes certain disclosures by Ovid that contain “forward-looking statements” including, without limitation, statements regarding the expected timing of initiation, completion and results and data of Ovid’s ongoing and planned clinical studies; the reproducibility and durability of any favorable results initially seen to date in clinical trials; the potential use and development of OV329, OV4071 and other compounds from Ovid’s library of direct activators of KCC2; Ovid’s expectations regarding the duration of its cash runway and the expectation that it will support Ovid’s operations and development programs; the potential opportunity and ability to achieve full therapeutic potential of OV329, OV4071 and other compounds from Ovid’s library of direct activators of KCC2; Ovid’s clinical pipeline strategy and plans for future clinical studies; the potential opportunity for soticlestat, including the potential to receive milestone payments and royalties upon success; and other statements that are not historical fact. You can identify forward-looking statements because they contain words such as “anticipates,” “believes,” “expects,” “intends,” “may,” “plan,” “potentially,” and “will,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances). Forward-looking statements are based on Ovid’s current expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, uncertainties inherent in the preclinical and clinical development and regulatory approval processes, impediments to Ovid’s ability to achieve expected benefits of cost-savings efforts, risks related to Ovid’s ability to achieve its financial objectives, and the risk that Ovid may not be able to realize the intended benefits of its business strategy. Additional risks that could cause actual results to differ materially from those in the forward-looking statements are set forth under the caption “Risk Factors” in Ovid’s most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”), and in subsequent and future filings Ovid makes with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Ovid assumes no obligation to update any forward-looking statements contained herein, whether because of any new information, future events, changed circumstances or otherwise, except as otherwise required by law.
Condensed Consolidated Statements of Operations
Unaudited

(in thousands, except share and per share data)	For The Three Months Ended September 30, 2026	For The Three Months Ended September 30, 2025
Revenue:
License and other revenue	$—	$132
Total revenue	—	132
Operating expenses:
Research and development	15,695	5,870
General and administrative	6,669	6,785
Total operating expenses	22,364	12,655
Loss from operations	(22,364)	(12,523)
Other income (expense), net	1,584	365
Loss before provision for income taxes	(20,780)	(12,158)
Provision for income taxes	—	—
Net loss	$(20,780)	$(12,158)
Net loss per share of Series A preferred stock, basic and diluted	$—	$(168.01)
Weighted-average Series A preferred stock shares outstanding, basic and diluted	—	1,250
Net loss per share of common stock, basic and diluted	$(0.10)	$(0.17)
Weighted-average common stock shares outstanding, basic and diluted	203,021,564	71,114,181

Select Condensed Consolidated Balance Sheet Data
Unaudited

(in thousands)	September 30, 2026	December 31, 2025
Cash, cash equivalents and marketable securities	$161,420	$90,447
Working capital(1)	130,100	66,080
Total assets	222,244	150,934
Total stockholders’ equity	198,671	130,660
(1)Working capital defined as current assets less current liabilities
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